Exhibit 8.2

LAW OFFICES
MCAFEE & TAFT
A PROFESSIONAL CORPORATION
DEE A. REPLOGLE, JR.	10th FLOOR, TWO LEADERSHIP SQUARE 211 NORTH ROBINSON OKLAHOMA CITY, OKLAHOMA 73102-7103 (405) 235-9621 FAX (405) 235-0439 http://www.mcafeetaft.com
WRITER DIRECT (405) 552-2261 FAX (405) 228-7461 dee.replogle@mcafeetaft.com

September 5, 2008

Chaparral Energy, Inc.

701 Cedar Lake Boulevard

Oklahoma City, OK 73114

Re:	Federal Tax Consequences Associated with Merger of Edge Petroleum Corporation with and into Chaparral Exploration, LLC

Dear Members of the Board of Directors:

We have acted as counsel to Chaparral Energy, Inc., a Delaware corporation (“Chaparral”), and its wholly owned subsidiary Chaparral Exploration, LLC, a Delaware limited liability company (“Chaparral Exploration”) in connection with the proposed merger of Edge Petroleum Corporation, a Delaware corporation (“Edge”) with and into Chaparral Exploration (the “Merger”) pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated as of July 14, 2008, by and among Chaparral, Edge, and Chaparral Exploration (the “Merger Agreement”). Except as specifically defined in this letter, capitalized words have the definitions assigned to them in the Merger Agreement. Under the terms of the Merger Agreement, we are obliged to provide you with our opinion concerning certain federal income tax aspects of the Merger.

In providing the opinions expressed in this letter, we have examined and are relying upon the continuing truth and accuracy at all relevant times of the statements, covenants, warranties, and representations contained in the Merger Agreement and the Registration Statement set forth on Form S-4, initially filed by Chaparral with the Securities and Exchange Commission on August 15, 2008 (together with all amendments thereto, the “Registration Statement”), and in other materials and information furnished to us by Chaparral, Chaparral Exploration, and Edge during the course of our representation of Chaparral. Our opinions are further dependent for their validity on the current provisions of the Internal Revenue Code, as amended to the date of this letter (the “Code”), on presently existing and proposed Treasury Regulations issued in interpretation and implementation of the Code, on published pronouncements of the Internal Revenue Service and existing case law, any of which could be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances pertaining to the Merger, or any inaccuracy in the statements, facts, assumptions, or representations on which we have relied may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than those specifically addressed in this letter.

Based on the foregoing, we hereby advise you that in our opinion, all legal conclusions attributed to McAfee & Taft A Professional Corporation contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” are correct and accurate as of the date hereof.

We hereby consent to the filing of this letter as Exhibit 8.2 to the Registration Statement, as well as to all references to our firm in the Registration Statement. In providing our consent, we do not thereby admit that we are (i) experts with the meaning of Section 11 of the Securities Act or (ii) within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McAfee & Taft A P.C.

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